**PRESS RELEASE**

Contact:	Joseph J. Bouffard President and Chief Executive Officer (410) 248-9130

BCSB BANCORP, INC.’S BANKING SUBSIDIARY
CONVERTS TO A STATE-CHARTERED COMMERCIAL BANK
September 30, 2011

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank (the “Bank”), announced today that the Bank has converted from a federally-chartered stock savings bank to a Maryland-chartered commercial bank effective as of the close of business today.

Joseph J. Bouffard, President and Chief Executive Officer of the Bank and the Company, stated, “Our Board of Directors believes that the charter conversion is in the best interests of the Company, the Bank, our customers, depositors and the communities we serve because it is consistent with and promotes our community banking focus.  From our customers’ perspective, the charter conversion should be transparent.  We will continue to operate under the Baltimore County Savings Bank name from our current branch offices.  The terms and conditions of our customers’ loans and deposit accounts will not be affected whatsoever.  And, most importantly, the deposit accounts of our customers will continue, without interruption, to be insured by the FDIC up to the applicable $250,000 legal limit.”

“We have had success as a federally chartered savings bank. We have determined, however, that converting to a Maryland-chartered commercial bank best positions the Bank to compete in our market and to further execute our business strategy.  Over the last few years, we have expanded our product offerings to include a broader range of commercial and retail products and services.  We believe the Maryland commercial bank charter will be a better fit as we continue to transform our balance sheet and product mix to more effectively pursue our banking strategy.”

The charter conversion allows both the Bank and the Company to be regulated by one federal regulator, the Federal Reserve.  The Office of the Commissioner of Financial Regulation of the State of Maryland and the Federal Reserve will act as the Bank’s primary regulators.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors and legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank are engaged.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.